Exhibit 3.132
The Companies Act 1985

A PRIVATE COMPANY LIMITED BY SHARES

Memorandum of Association
of
SOUTHERN GRAPHIC SYSTEMS (U.K.) LIMITED
1.	The name of the company is SOUTHERN GRAPHIC SYSTEMS (U.K.) LIMITED.

2.	The registered office of the company is to be situated in England and Wales.

3.	The objects of the company are:
(a)	To carry on all or any of the businesses of, and to carry out any of the operations performed (whether on the Company’s account or otherwise) by traders, merchants, agents, importers, exporters, shippers, advertisers, distributors, owners, hirers, operators, letters on hire, manufacturers, and dealers, of and in goods, wares, products, stores, commodities, consumable articles, merchandise, chattels and effects of all kinds; to carry on all or any of the businesses of providing services of all kinds, and acting as consultants, advisers, specialists, financiers and capitalists; and to participate in, undertake, perform and carry out all kinds of commercial, industrial, trading and financial operations and enterprises;

(b)	To carry on the business of merchants and traders generally and to buy, sell, hire, manufacture, repair, let on hire, alter, improve, treat and deal in all apparatus, machines, materials and articles of all kinds;

(c)	To invest and deal with the moneys of the company in or upon investments or securities of any nature (whether as principal or agent) and generally to acquire, hold, deal in and otherwise dispose of investments and other securities;

(d)	To carry on any other business or activity, whether trading, manufacturing, investing or otherwise;

(e)	To purchase, take on lease or in exchange, hire or otherwise acquire, hold deal in and otherwise dispose of all or any estate or interest in or over any lands, buildings, casements, rights, privileges, concessions, patents, patent rights, licences, secret processes, machinery, plant, stock-in-trade and any real or personal property (whether tangible or intangible) of any kind;

(f)	To receive money on deposit or loan from any person, firm or company;

(g)	To make advances to any person, firm or company with or without security;

(h)	To guarantee, support or secure, whether by direct obligation or covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the company or by issuing any security of the company by way of mortgage, or by any one or more or all of such methods or by any other method, and whether or not the company receives any advantage therefor, the performance of any obligations or commitments and the repayment or payment of the principal amounts of, or the premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary company or holding company of the company or is a subsidiary of such a holding company or which is otherwise directly or indirectly associated with the company in business or through shareholdings;

(i)	To establish and maintain or procure the establishment and maintenance of any share option or share incentive or profit sharing schemes or trusts or any non-contributory or contributory pension or superannuation schemes or funds for the benefit of, and to make or give or procure the making or giving of loans, donations, gratuities, pensions, allowances or emoluments (whether in money or money’s-worth) to, or to trustees on behalf of, any persons who are or were at any time in the employment of the company, or of any company which is a subsidiary of the company or is allied to or associated with the company or with any such subsidiary, or who are or were at any time directors or officers of the company or of any such other company as aforesaid, or any persons in whose welfare the company or any such other company as aforesaid is or has been at any time interested, and the wives, husbands, widows, widowers, families and dependants of any such persons, and to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the company or of any such other company as aforesaid, or of any such persons as aforesaid, and to make payments for or towards policies of assurance on the lives of any such persons and policies of insurance for the benefit of or in respect of any such persons as aforesaid (including insurance against their negligence or breach of duty to the company) and to pay, subscribe or guarantee money to or for any charitable or benevolent objects or for any exhibition or for any political, public, general or useful object, and to do any of the above things, either alone or in conjunction with any such other company as aforesaid;

(j)	To enter into any joint venture, partnership or joint-purse arrangement or arrangement for sharing profits, union of interests or co-operation with any person, firm, or company and to subsidise or otherwise assist any person, firm or company;

(k)	To establish or promote or concur in establishing or promoting any other company and to guarantee the payment of the dividends, interest or capital of any shares, stock or other securities issued by or any other obligations of any such company;

(l)	To purchase or otherwise acquire and undertake all or any part of the business, property, assets, liabilities and transactions of any person, firm or company;

(m)	To sell, improve, manage, develop, turn to account, exchange, let on rent, royalty, share of profits or otherwise, grant licences, easements and other rights in or over and in any other manner deal with or dispose of the undertaking and all or any of the property and assets for the time being of the company including without limitation, any such dealing or disposal on terms that are wholly or partly gratuitous or of a non-commercial nature;

(n)	To distribute among the members in specie any property of the company, or any proceeds of sale or disposal of any property of the company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law;

(o)	To make known the businesses or any of them or the products or any of them of the company or the businesses or products of any other person firm or company, in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication in books and periodicals, and by granting prizes, rewards and donations, and by carrying on and conducting prize and competition schemes or any scheme or arrangement of any kind, either alone or in conjunction with any other person, firm or company, whereby the said businesses or any of them may be promoted or developed, or whereby the said products may be advertised and made known;

(p)	To enter into any arrangement with any government or authority, supreme, municipal, local or otherwise, of any country, and to obtain from any such government or authority all legislation, orders, rights, concessions and privileges that may seem requisite;

(q)	To borrow or raise or secure the payment of money for the purposes of or in connection with any of the company’s business or businesses;

(r)	To mortgage and charge the undertaking and all or any of the real and personal property and assets, present or future, and all or any of the uncalled capital for the time being of the company, and to issue in cash at par or at a premium or discount, or for any other consideration, debentures, mortgage debentures or debenture stock or other similar securities, payable to bearer or otherwise, and either permanent or redeemable or repayable, and collaterally or further to secure any securities of the company by a trust deed or other assurance;

(s)	To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments;

(t)	To pay or otherwise give consideration for any property or rights acquired by the company in any manner whatsoever and in particular but without limitation in cash or fully or partly paid-up shares, with or without preferred or deferred or guaranteed rights in respect of dividend or repayment of capital or otherwise, or by any securities which the company has power to issue, or partly in one mode and partly in another;

(u)	To accept payment or other consideration for any property or rights sold or otherwise disposed of or dealt with by the company in any manner whatsoever and in particular but without limitation in cash, whether by instalments or otherwise, or in fully or partly paid-up shares of any company or corporation, with or without deferred or preferred or guaranteed rights in respect of dividend or repayment of capital or otherwise, or in debentures or mortgage debentures or debenture stock, mortgages or other securities of any company or corporation, or partly in one mode and partly in another, and to hold, dispose of or otherwise deal with any shares, stock or securities so acquired;

(v)	To amalgamate with any other company, whether by sale or purchase (for fully or partly paid-up shares or otherwise) of the undertaking, subject to the liabilities of this or any other such company as aforesaid, with or without winding-up or by sale or purchase (for fully or partly paid-up shares or otherwise) of all or a controlling interest in the shares or stock of this or any other such company as aforesaid, or by partnership, or any arrangement of the nature of partnership, or in any other manner;

(w)	To pay out of the funds of the company all expenses which the company may lawfully pay in respect of or incidental to the formation, registration and advertising of or raising money for the company and the issue of its capital, including brokerage and commissions for obtaining applications for or taking, placing or under-writing shares, debentures or debenture stock, and to apply at the cost of the company to Parliament for any extension of the company’s objects and powers;

(x)	To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, sub-contractors, trustees or otherwise; and

(y)	To do all such other things as are in the opinion of the company incidental or conducive to the above objects or any of them.
The objects specified in each of the paragraphs of this Clause shall not, except where the context expressly so requires, be in any way limited or restricted by the terms of any other paragraph and shall be construed as separate, distinct and independent objects capable of being performed and carried out separately, distinctly and independently of each other.

4.	The liability of the members is limited.

5.	The share capital of the company is £1,000 divided into 1,000 shares of £1 each.

WE, the subscriber to this memorandum of association, wish to be formed into a company pursuant to this memorandum; and we agree to take the number of shares shown opposite our name.

Names and Addresses	Number of
of Subscriber	shares taken

/s/ William May
William May
For and on behalf of
SOUTHERN GRAPHIC SYSTEMS, INC.
Principal place of business:
2929 South Floyd Street
Louisville
Kentucky 40213
USA
One

A. company limited by shares, incorporated in
the USA under the Laws of Kentucky
Dated the 31 January, 1997
WITNESS to the above signature:

Signature:	/s/ Maggie Gardner
Name:	MAGGIE GARDNER
Address:	HOLIDAY INN CROWNE PLAZA STOCKLEY ROAD, WEST DRAYTON, MDDX UB79A
Occupation:	GUEST RELATIONS OFFICER

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CERTIFICATE OF INCORPORATION
ON CHANGE OF NAME
Company No. 3322218
The Registrar of Companies for England and Wales hereby certifies that
SOUTHERN GRAPHIC SYSTEMS (U.K.) LIMITED
having by special resolution changed its name, is now incorporated under the name of
BACO CONSUMER PRODUCTS LIMITED
Given at Companies House, London, the 7th August 2000

*C033222186*	/s/ N. Richards MR. N. RICHARDS
For The Registrar Of Companies

G COMPANIES FORM No. 123 Notice of increase in nominal capital please do not Pursuant to section 123 of the Companies Act 1985 this margin please complete To the Registrar of Companies For official use Company number legibly, preferably in black tvpe or 3322218 bold block lettering Name of company •Insert full name of company * BACO CONSUMER PRODUCTS LIMITED (THE “COMPANY”) gives notice in accordance with section 123 of the above Act that by resolution of the company dated 15 may 2001 the nominal capital of the company has been increased by £ 24,999,000 beyond the registered capital of £1,000 primed or in some A copy of the resolution authorising the increase is attached, t by the registrar The conditions (e.g. voting rights, dividend rights, winding-up rights etc.) subject to which the new shares have been or are to be issued are as follows: TO RANK PARI PASSU WITH THE EXISTING ORDINARY SHARES IN THE CAPITAL OF THE COMPANY Please tick here if continued overleaf Signed Designation Insert Director, Secretary, Administrator,Receiver or Receiver Presenter’s name, address and For official use (Scotland) as reference (if any): appropriate General Section Post room Freshfields Bruckhaus Deringer DX 23 LONDON/CHANCERY LANE COMPANIES HOUSE 28/05/01 1987 Edition Oyez Spa Road, London SE16 3QQ 2.93 crown copyright Companies G123 Cog 123-1/1 Wickct2

COMPANIES FORM No.
Notice of increase in nominal capital CHFP025 Please do not Pursuant to section 123 of the Companies Act 1985 his margin To the Registrar of CompaniesFor official use Company number Please complete (Address cverleaf)legibly, preferable 3322218 in black type, or bold block lettering Name of company *BACO CONSUMER PRODUCTS LIMITED insert full name o company gives notice in accordance with section 123 of the above Act that by resolution of the company dated 7 October 2004 ............................ the nominal capital of the company has been increased by £ 15, 000,000 ...................... beyond the registered capital of £ 25,000,000 I the copy must beprinted or in some a copy of the resolution authorising the increase is attached other form approved by the registrar The conditions (eg. voting rights, dividend rights, winding up rights etc.) subject to which the new shares have been or are to be issued are as follows : To rank the same for all purposes as the existing ordinary shares of £1 each in the capital of the company Please tick here If continued overleaf insert For • and on behalf Director. PlNSENTS COMPANY SERVICE Secretary, LIMlTEDAdministrator Signed Designation Date 18.01.04 Receiver or ............ Receiver (Scotland) asapproprate Presenter’s name address and For official Use reference (if any): General Section Post room Pinsents COMPANIES HOUSE 19/KMM Ref MKA/623174.07000

G COMPANIES FORM No. 123 Notice of increase in nominal capital CHFP025Please do not Pursuant to section 123 of the Companies Act 1985 write in this margin To the Registrar of Companies For official use Company number Please complete (Address overleaf) legibly, preferably 3322218 in black type, or bold block lettering Name of company * BACO CONSUMER PRODUCTS LIMITED insert full name of company gives notice in accordance with section 123 of the above Act that by resolution of the company dated 7 february 2008 .................. the nominal capital of the company has been the copy must be increased by £ 10,000,000 00 beyond the registered capital of £ 40,000,000.00 other form approved A Copy of the resolutlon authorising the increase is attached by the registrar The conditions (eg voting rights, dividend rights, winding-up rights etc} subject to which the new shares have been or are to be issued are as follows To rank equally for all purposes with the existing ordinary shares of £1 in the capital of the company. Please tick here if continued overleaf Insert Director, For and on behalf of - Admmistrator,PINSENT MASONS SECRETARIAL AdmimstratorSigned Designationt Company Date 8-2-2008 Receiver orReceiver(Scotland)asappropriate Presenter’s name address andFor official Use (02/06) LSI 5AB A5GD6X7I A03 14/02/2008 380 Ref MKA/623174.07000 COMPANIES HOUSE $E_BNE_US_S tandard A12 11/02/2008 273 • COMPANIES HOUSE

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CERTIFICATE OF INCORPORATION ON CHANGE OF NAME
Company No. 3322218
The Registrar of Companies for England and Wales hereby certifies that under the Companies Act 2006:
BACO CONSUMER PRODUCTS LIMITED
a company incorporated as private limited by shares; having its registered office situated in England/Wales; has changed its name to:
REYNOLDS SUBCO (UK) LIMITED
Given at Companies House on 24th December 2009